UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Insmed Incorporated

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

457669208

(CUSIP Number)

March 1, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TVM Capital GmbH

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TVM V Life Science Ventures GmbH & Co. KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TVM IV GmbH & Co. KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TVM V Life Science Ventures Management GmbH & Co. KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). TVM IV Management GmbH & Co. KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Friedrich Bornikoel

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). John DiBello

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Alexandra Goll

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Hans Schrek

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Helmut Schühsler

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Mark Cipriano

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Hubert Birner

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Stefan Fischer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Axel Polack

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Germany

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208		13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). David Poltack

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,627,854

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,627,854

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,627,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 457669208

Item 1.
(a)	Name of Issuer: Insmed Incorporated (the “Issuer”).
(b)	Address of the Issuer’s Principal Executive Offices: 8720 Stony Point Parkway, Suite 200, Richmond, Virginia 23235.

Item 2.
(a)

Name of Person Filing:
This joint statement on Schedule 13G is being filed by TVM V Life Science Ventures GmbH & Co. KG (“TVM V”); TVM V Life Science Ventures Management GmbH & Co. KG, the managing limited partner of TVM V (“TVM V Management”); TVM IV GmbH & Co. KG (“TVM IV”); TVM IV Management GmbH & Co. KG, the managing limited partner of TVM IV (“TVM IV Management”); TVM Capital GmbH, the sole general partner of TVM V and TVM IV (“TVM Capital”); Hans Schreck (“Schreck”), Friedrich Bornikoel (“Bornikoel”), John DiBello (“DiBello”), Alexandra Goll (“Goll”), and Helmut Schühsler (“Schühsler”) who are limited partners of, and serve as members of the investment committee of TVM IV Management (collectively, the “TVM IV Managers”); and Hubert Birner (“Birner”), Mark Cipriano (“Cipriano”), Stefan Fischer (“Fischer”), Axel Polack (“Polack”) and David Poltack (“Poltack”), who, together with DiBello, Goll and Schühsler, are limited partners of, and serve as members of the investment committee of TVM V LS Management (collectively, the “TVM V LS Managers”). The persons named in this paragraph are referred to individually herein as a “Reporting Person” and collectively referred to as the “Reporting Persons.”

The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit 1 (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

(b)

Address of Principal Business Office:
The principal business address for TVM IV, TVM IV Management, TVM Capital, TVM V, TVM V Management, Birner, Bornikoel, Fischer, Goll, Polack, Schreck, and Schühsler is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany. The principal business address for Cipriano, DiBello and Poltack is 101 Arch Street, Suite 1950, Boston, MA 02110..

(c)

Citizenship:
TVM Capital is a German limited liability company. TVM IV, TVM IV Management, TVM V, and TVM V Management are German limited partnerships.  Cipriano, DiBello and Poltack are citizens of the United States.  Birner, Bornikoel, Fischer, Goll, Polack, and Schreck are citizens of Germany. Schühsler is a citizen of Austria.

(d)	Title and Class of Securities: Common Stock, $0.01 par value (“Common Stock”).
(e)	CUSIP Number: 457669208

CUSIP No. 457669208

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership:

As of March 1, 2011, TVM V is the record owner of 1,459,681 shares of Common Stock, representing approximately 6.3% of the outstanding Common Stock, and TVM IV is the record owner of 168,173 shares of Common Stock, representing approximately 0.7% of the outstanding Common Stock, for an aggregate total of 1,627,854 shares of Common Stock, representing approximately 7.1% of the outstanding Common Stock.  By virtue of their business affiliations, each of the Reporting Persons may be deemed to beneficially own all of the shares of Common Stock held by TVM V and TVM IV.  The above state percentages of Common Stock are based on a total of 23,062,833 outstanding shares of the Common Stock of the Issuer, based on information provided by legal counsel to the Issuer on March 7, 2011.

Item 5.	Ownership of Five Percent or Less of a Class:
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable.

Item 8.	Identification and Classification of Members of the Group:
Not applicable.

Item 9.	Notice of Dissolution of Group:
Not applicable.

Item 10.	Certification:

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 457669208

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: March 10, 2011

TVM CAPITAL GMBH

By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:	/s/ John DiBello
Name: John DiBello
Title: CFO

TVM IV GMBH & CO. KG

By: TVM Capital GmbH
its general partner

By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:	/s/ John DiBello
Name: John DiBello
Title: CFO

TVM IV MANAGEMENT GMBH & CO. KG

By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:	/s/ John DiBello
Name: John DiBello
Title: CFO

CUSIP No. 457669208

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

By: TVM Capital GmbH
its general partner

By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:	/s/ John DiBello
Name: John DiBello
Title: CFO

TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG

By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:	/s/ John DiBello
Name: John DiBello
Title: CFO

/s/ Hubert Birner
Hubert Birner

/s/ Friedrich Bornikoel
Friedrich Bornikoel

/s/ Mark Cipriano
Mark Cipriano

CUSIP No. 457669208

/s/ John DiBello
John J. DiBello

/s/ Stefan Fischer
Stefan Fischer

/s/ Alexandra Goll
Alexandra Goll

/s/ Axel Polack
Axel Polack

/s/ David Poltack
David Poltack

/s/ Hans Schreck
Hans Schreck

/s/ Helmut Schühsler
Helmut Schühsler

CUSIP No. 457669208

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of March 10, 2011, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Insmed Incorporated, and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

TVM CAPITAL GMBH

By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:	/s/ John DiBello
Name: John DiBello
Title: CFO

TVM IV GMBH & CO. KG

By:	TVM Capital GmbH its general partner

	By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

	By:	/s/ John DiBello
Name: John DiBello
Title: CFO

CUSIP No. 457669208

TVM IV MANAGEMENT GMBH & CO. KG

By:		/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:		/s/ John DiBello
Name: John DiBello
Title: CFO

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

By:		TVM Capital GmbH its general partner

	By:	/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

	By:	/s/ John DiBello
Name: John DiBello
Title: CFO

TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG

By:		/s/ Helmut Schühsler
Name: Dr. Helmut Schühsler
Title: Managing Partner

By:		/s/ John DiBello
Name: John DiBello
Title: CFO

/s/ Hubert Birner
Hubert Birner

CUSIP No. 457669208

/s/ Friedrich Bornikoel
Friedrich Bornikoel

/s/ Mark Cipriano
Mark Cipriano

/s/ John DiBello
John J. DiBello

/s/ Stefan Fischer
Stefan Fischer

/s/ Alexandra Goll
Alexandra Goll

/s/ Axel Polack
Axel Polack

/s/ David Poltack
David Poltack

/s/ Hans Schreck
Hans Schreck

/s/ Helmut Schühsler
Helmut Schühsler